Kewaunee Scientific Reports Sales and Earnings For First Quarter

STATESVILLE, N.C., Aug. 24, 2011 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported sales and earnings for its first quarter ended July 31, 2011.

Sales for the quarter were $26,321,000, up 5.9% from sales of $24,858,000 in the first quarter last year. Net earnings for the quarter were $22,000, or $0.01 per diluted share, down from net earnings of $657,000, or $0.25 per diluted share, in the first quarter of the prior year. Earnings for the quarter were unfavorably impacted by lower selling prices and higher costs paid for raw materials, particularly steel and epoxy resin. Additionally, costs associated with the startup of manufacturing for the Company's new laminate furniture product line reduced after-tax earnings by approximately $188,000, or $0.07 per diluted share.

Domestic sales for the quarter were $23,396,000, up from sales of $20,948,000 in the first quarter last year. The domestic marketplace for laboratory projects was generally unchanged from recent quarters, as demand for larger projects continued to hold up relatively well, while demand for small and mid-sized laboratory projects remained well below pre-recession levels. International sales for the quarter were $2,925,000, down from $3,910,000 in the first quarter last year. Although not reflected in the sales figure, the recovery in the international laboratory marketplace appears to be well underway, as the Company is seeing and bidding increasing numbers of opportunities in Asia and the Middle East. The Company's expanded and strengthened international sales representation is helping the Company take early advantage of the recovery.

The order backlog grew to a record $69.7 million at July 31, 2011, up from $65.7 million at April 30, 2011 and $66.9 million at July 31, 2010.

"Dramatic increases in raw material prices, particularly steel and epoxy resin, which is petroleum-based, severely pressured profit margins during the quarter," said Mr. Shumaker, President and Chief Executive Officer. "Facing these higher costs, we accelerated and expanded our cost reduction efforts throughout the Company. We now have identified and put in place new initiatives that are projected to reduce our annual costs by over $3 million. Savings related to many of these initiatives will begin in the second quarter and are expected to continue throughout the remainder of the fiscal year.

"Looking forward for the remainder of this fiscal year, we expect earnings for the second quarter to be much improved over the first quarter, although below last year's strong second quarter results," Mr. Shumaker continued. "We also expect the second half of the fiscal year to be much better than the first. Our projections are based on an analysis of orders in the order backlog, cost savings initiatives underway, increased sales opportunities in the international marketplace, and sales and earnings benefits from new products."

The Company continues to have a strong balance sheet. Working capital was $22.1 million at July 31, 2011, as compared to $18.9 million at the end of the first quarter last year. Cash on hand was $3.6 million at the end of the quarter, as compared to $2.3 million at the end of the first quarter last year. Short-term borrowings under the Company's $14 million bank line of credit were $8.7 million at the end of the quarter, as compared to $7.5 million at the end of the first quarter last year, and total bank borrowings and capital lease obligations were $12.6 million, as compared to $7.7 million at the end of the first quarter last year. The debt-to-equity ratio was .40-to-1 at the end of the quarter, as compared to .25-to-1 at the end of the first quarter last year.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of laboratory, technical and laminate furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets and epoxy resin counters and sinks. Technical furniture products include column systems, slotted-post systems, pedestal systems and stand-alone benches. Laminate furniture includes laminate casework, systems and related products for educational, healthcare and industrial applications.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Contact:	D. Michael Parker
704/871-3290

Consolidated Statements of Operations [unaudited] (in thousands, except per share data)

	Three Months Ended
	July 31 2011	July 31 2010

Net sales	$26,321	$24,858
Cost of products sold	22,133	19,859

Gross profit	4,188	4,999
Operating expenses	3,955	3,901

Operating earnings	233	1,098
Other expense	(1)	--

Interest expense	(95)	(45)

Earnings before income taxes	137	1,053
Income tax expense	29	329

Net earnings	108	724
Less: net earnings attributable to
the noncontrolling interest	(86)	(67)

Net earnings attributable to
Kewaunee Scientific Corporation	$22	$657

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.01	$0.26
Diluted	$0.01	$0.25

Weighted average number of common
shares outstanding
Basic	2,579	2,573
Diluted	2,580	2,578

Condensed Consolidated Balance Sheets (in thousands)

	July 31 2011	April 30 2011
Assets	[unaudited]

Cash and cash equivalents	$2,652	$2,402
Restricted cash	908	553
Receivables, less allowances	27,282	27,346
Inventories	10,261	10,466
Prepaid expenses and other current assets	2,345	1,612
Total Current Assets	43,448	42,379
Net property, plant and equipment	16,202	16,575
Other assets	4,112	4,104
Total Assets	$63,762	$63,058

Liabilities and Stockholders' Equity
Short-term borrowings	$8,672	$6,588
Current obligations under capital leases and long-term debt	284	283
Accounts payable	7,890	9,770
Other current liabilities	4,531	3,623
Total Current Liabilities	21,377	20,264
Other non-current liabilities	9,440	9,778
Total Liabilities	30,817	30,042
Noncontrolling interest	1,634	1,525
Kewaunee Scientific Corporation equity	31,311	31,491
Total Equity	32,945	33,016
Total Liabilities and Equity	$63,762	$63,058